Exhibit 99.3

SHARE REGISTRATION AGREEMENT

SHARE REGISTRATION AGREEMENT, dated as of September 18, 2017 (this “Agreement”), by and between Great Elm Capital Group, Inc., a Delaware corporation (“GEC”) and Northern Right Capital Management, L.P., a Texas limited partnership (“Northern Right Capital”).

RECITALS

GEC has executed that certain Warrant to Purchase Shares of Common Stock, dated as of September 18, 2017 (the “Warrant”), pursuant to which GEC has granted Northern Right Capital a warrant to purchase certain shares of GEC’s common stock, par value $0.001 per share (the “Common Stock”).

GEC and Northern Right Capital each desire that any Common Stock issued to Northern Right Capital as a result of the exercise of the Warrant shall be registered under the Securities Act (as defined herein) upon the demand of Northern Right Capital.

AGREEMENT

In consideration of the foregoing and the promises and undertakings in this Agreement, the parties, intending to be legally bound, agree as follows:

1.	REGISTRATION RIGHTS.

1.1	Definitions. As used in this Agreement,

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; provided, that “Affiliate” shall not include (i) any person that is a publicly held concern and is otherwise an Affiliate solely by reason of the fact that a principal of Northern Right Capital serves as a member of the board of directors or similar governing body of such concern provided that Northern Right Capital does not control such concern, or (ii) such principal in his/her capacity as a member of the board of directors or other similar governing body of such concern;

(b)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder;

(c)	“Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 pursuant to the regulations under the Securities Act (“Rule 433”) (or that would otherwise constitute a “free writing prospectus”, as defined in Rule 405 of the regulations under the Securities Act), relating to the Securities that (a) is required to be filed with the SEC by GEC, (b is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the SEC, (c) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the SEC or, if not required to be filed, in the form retained in GEC’s records pursuant to Rule 433(g), or (d) to which GEC has given its prior consent;

(d)	“Northern Right Capital Party” shall mean each of, and collectively, Northern Right Capital and the Designees (as is defined in the Warrant);

(e)	“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including any governmental authority;

(f)	“Public Offering” shall mean the sale of shares of Common Stock in a public offering registered with the SEC;

(g)	“register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement with the SEC (“Registration Statement”) in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement by the SEC;

(h)	“Registrable Securities” shall mean (i) any shares of Common Stock issued as a result of Northern Right Capital’s exercise of the Warrant and (ii) any shares of Common Stock which were issued or received in respect of, or in exchange or in substitution for any of the foregoing, including, but not limited to, those arising from a stock dividend, distribution, stock split, reclassification, reorganization, merger, consolidation, sale or transfer of assets or other exchange of securities. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (b) such securities shall have ceased to be outstanding or (c) such securities shall be eligible to be resold to the public without any volume or manner of sale restrictions pursuant to Rule 144 (or any successor provision) under the Securities Act;

(i)	“SEC” shall mean the United States Securities and Exchange Commission;

(j)	“Securities Act” shall mean the United States Securities Act of 1933, as amended; and

(k)	“Scheduled Blackout” means any ordinary course blackout period declared by GEC in connection with an annual or quarterly earnings release in accordance with GEC policy.

1.2	Demand Registration.

(a)	Following the first anniversary of the date hereof and upon the receipt of a written request from any Northern Right Capital Party that GEC file a Registration Statement under the Securities Act covering the registration for the offer and sale of all or part of the Registrable Securities (a “Demand Registration”), as soon as practicable, GEC shall file with the SEC and use its reasonable best efforts to cause to be declared effective, a registration statement relating to all Registrable Securities that Northern Right Capital Party has requested be registered to be registered under the Securities Act, subject to and in accordance with the terms, conditions, procedures and limitations contained in this Agreement. The Northern Right Capital Parties are collectively entitled to effect two (2) such Demand Registrations pursuant to this Section 1.2(a); provided, that, a registration requested pursuant to this Section 1.2(a) shall not be deemed to have been effected unless a Registration Statement with respect thereto has become effective (other than due to the fault of a Northern Right Capital Party) and at least 75% of the Registrable Securities requested to be included in such Demand Registration (and not withdrawn) shall have been disposed of in accordance with the plan of distribution set forth therein. The Northern Right Capital Party may terminate a Demand Registration prior to the filing of a Registration Statement relating thereto, or require GEC to withdraw promptly any Registration Statement which has been filed pursuant to this Section 1 but which has not become effective under the Securities Act, and such registration shall not be deemed to be a Demand Registration if either (i) it agrees to pay the costs and expenses of such registration as set forth in Section 1.6 hereof, or (ii) such withdrawal is accompanied by notice from the Northern Right Capital Party that, in the good faith exercise of its reasonable judgment, (A) such withdrawal is warranted based on a change in the business or prospects of GEC or a change in the condition of the United States financial markets, or (B) there has occurred a misstatement or omission in any prospectus which makes it inadvisable to proceed with the registration.

1.3	Piggyback Registration.

Subject to Section 1.7 hereof, if at any time GEC proposes to register its shares of its Common Stock under the Securities Act, either for its own account or for the account of others, in connection with the Public Offering of such shares of Common Stock solely for cash, on a registration form that would also permit the registration of Registrable Securities (other than (i) a registration statement on Form S-8 or any successor form, (ii) for the purpose of offering such securities to another business entity, or a registration on Form S-4 for the purpose of offering such securities to another business entity or the shareholders of such entity in connection with the acquisition of assets or shares of capital stock, respectively, of such entity or (iii) a resale shelf registration filed in connection with an acquisition, reorganization, recapitalization, rights offering, merger, consolidation or similar transaction), GEC shall, each such time, give each Northern Right Capital Party written notice of such proposal no later than 15 days prior to the filing of the Registration Statement relating thereto (a “Piggyback Registration Notice”). Within 10 days after the Piggyback Registration Notice is given, the Northern Right Capital Parties shall give notice as to the number of shares of Registrable Securities, if any, which such Northern Right Capital Parties request to be registered simultaneously with such registration by GEC (“Piggyback Registration”). GEC shall include any Registrable Securities in such Registration Statement which the Northern Right Capital Parties request to be registered under the Securities Act, subject to and in accordance with the terms, conditions, procedures and limitations contained in this Agreement. Notwithstanding the foregoing, GEC shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 at any time in its sole discretion whether or not any Northern Right Capital Party has elected to include Registrable Securities in such Registration Statement. The registration expenses of such withdrawn registration shall be borne by GEC in accordance with Section 1.6 hereof. Each Northern Right Capital Party requesting inclusion in a registration made pursuant to this Section 1.3 may, at any time before the effective date of the Registration Statement relating to such registration, revoke such request by providing written notice of such revocation to GEC, in which case GEC shall cause such Northern Right Capital Party’s Registrable Securities to be withdrawn from such Registration Statement. For the avoidance of doubt, there shall be no limit to the number of times a Northern Right Capital Party may exercise its rights to request Piggyback Registration hereunder.

1.4	Blackout Periods. Notwithstanding any other provision of this Agreement to the contrary, GEC shall have the right to defer the filing of, or suspend the use by the Northern Right Capital Parties of, any Registration Statement (or any amendment thereto) for a period of up to 60 days, (A) for so long as a Northern Right Capital Party is an affiliate of GEC, during a Scheduled Blackout, (B) if the Board determines that a postponement is in the best interest of GEC and its stockholders generally due to a pending transaction involving GEC, (C) the Board determines such registration would render GEC unable to comply with applicable securities laws or (D) the Board determines such registration would require disclosure of material information that GEC has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event may GEC deliver more than two (2) notices of a Blackout Period (other than of any Scheduled Blackout) in any 12 month period.

1.5	Obligations of GEC. Whenever required under this Agreement to effect the registration of any Registrable Securities, GEC shall, as expeditiously as reasonably possible:

(a)	Prepare and file with the SEC a Registration Statement covering such Registrable Securities, with respect to registration pursuant to Section 1.2 no later than twenty (20) days after request by a Northern Right Capital Party (excluding any days which occur during a Blackout Period), and use its reasonable best efforts to cause such Registration Statement to be declared effective by the SEC and to keep such registration effective until the date when all Registrable Securities covered by the Registration Statement have been sold; provided, however, in the case of registration under Section 1.2 or 1.3 hereof, not longer than 180 days after the effective date of the Registration Statement or prospectus or any amendments or supplements thereto.

(b)	Prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement as may be necessary to keep such Registration Statement effective until the applicable date referred to in Section 1.5(a) hereof and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement, and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed with the SEC pursuant to Rule 424 under the Securities Act.

(c)	Comply with all of its obligations under the Securities Act and the Exchange Act, and the rules and regulations thereunder, use its reasonable best efforts to qualify the shares of Common Stock under the blue sky laws of such states as the underwriters in such registration shall reasonably request, and use its reasonable best efforts to list the shares of Common Stock on the national securities exchange on which shares of Common Stock are then listed.

1.6	Registration Expenses. Except as set forth below, in connection with any registration of Registrable Securities hereunder, GEC will pay all of the expenses relating to such registration; provided, however, that (i) GEC will only pay the fees and disbursements charged by one counsel chosen by the Northern Right Capital Parties, and (ii) each Northern Right Capital Party participating in the sale of Registrable Securities will pay pro rata any underwriting discounts, commissions, stock transfer taxes and fees attributable to the sale of its Registrable Securities and any out of pocket expenses of such Northern Right Capital Party (or the agents who manage its accounts) or the fees and disbursements of its counsel (other than the legal counsel referred to in Section 1.6(i) above).

1.7	Underwriting Requirements and Cutbacks.

(a)	With respect to a Demand Registration pursuant to Section 1.2 hereof, the Northern Right Capital Party shall have the right to select the investment banker(s) and manager(s) to administer such registration, subject to the approval of GEC, which approval will not be unreasonably withheld, delayed or conditioned.

(b)	With respect to a Piggyback Registration pursuant to Section 1.3 hereof, GEC shall have the sole right to select the investment banker(s) and manager(s) to administer such registration.

(c)	If a registration under Section 1.2 hereof is an underwritten offering and the managing underwriters advise GEC that in their opinion the number of shares of Common Stock requested to be registered exceeds the number of shares which can be sold in such offering without materially and adversely affecting the marketability of the offering, then GEC will include in such registration (A) first, Registrable Securities owned by the Northern Right Capital Parties and shares of Common Stock owned by other shareholders of GEC who hold contractual demand registration rights (pro rata among all such shareholders (including such Northern Right Capital Parties) on the basis of the number of Registrable Securities and other shares of Common Stock such shareholders (including such Northern Right Capital Parties) have requested to be registered), and (B) second, shares of Common Stock owned by the other shareholders of GEC who hold contractual piggyback registration rights (pro rata among all such shareholders on the basis of the number of shares of Common Stock such shareholders have requested to be registered). Notwithstanding anything in the foregoing to the contrary:

(i)	If a registration under Section 1.3 hereof is an underwritten primary offering initiated by GEC and the managing underwriters advise GEC that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the marketability of the offering, GEC will include in such registration (x) first, the securities GEC proposes to sell, and (y) second, (1) shares of Common Stock held by other shareholders of GEC pursuant to the terms and conditions of agreements existing on the date of this Agreement, (2) Registrable Securities owned by the Northern Right Capital Parties that have requested the inclusion of any Registrable Securities in such registration pursuant to Section 1.3 and (3) shares of Common Stock held by other shareholders of GEC requesting such registration pursuant to contractual registration rights, in each case, pro rata among all such shareholders (including Northern Right Capital Parties) on the basis of the number of Registrable Securities and other shares of Common Stock such shareholders (including Northern Right Capital Parties) have so requested to be registered.

(ii)	If a registration under Section 1.3 hereof is an underwritten registration initiated by any of the shareholders of GEC (other than a Northern Right Capital Party) and the managing underwriters advise GEC that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the marketability of the offering, GEC will include in such registration (x) first, shares of Common Stock owned by the other shareholders of GEC (and not any Northern Right Capital Party) who hold contractual demand registration rights (pro rata among all such other shareholders on the basis of the number of shares of Common Stock such shareholders have requested to be registered), (y) shares of Common Stock held by other shareholders of GEC pursuant to the terms and conditions of agreements existing on the date of this Agreement, and (z) third, Registrable Securities owned by the Northern Right Capital Parties requested to be included in such registration pursuant to Section 1.3 and shares of Common Stock owned by other shareholders of GEC who hold contractual piggyback registration rights (pro rata among all such shareholders (including such Northern Right Capital Parties) on the basis of the number of shares of Common Stock such shareholders (including the Northern Right Capital Parties) have requested to be registered).

1.8	Furnish Information. It shall be a condition precedent to the obligations of GEC to take any action pursuant to this Section 1 with respect to the Registrable Securities, that the Northern Right Capital Parties shall furnish to GEC such information regarding them, the Registrable Securities held by them, and the intended method of disposition by them of such Registrable Securities as is customarily provided by selling securityholders and as GEC or any underwriters shall reasonably request.

1.9	Indemnification and Contribution. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a)	To the full extent permitted by law, GEC will and hereby does (A) indemnify and hold harmless each Northern Right Capital Party, each director, officer, partner, employee, Affiliate, or agent of or for such Northern Right Capital Party, any underwriter (as defined in the Securities Act) for such Northern Right Capital Party, and each person, if any, who controls such Northern Right Capital Party or underwriter within the meaning of the Securities Act, against any losses, claims, damages, costs or liabilities, joint or several, to which they may become subject insofar as such losses, claims, damages, costs or liabilities (or actions in respect thereof) (x) arise out of, are caused by, or are based on any untrue or alleged untrue statement of any material fact contained in such Registration Statement, including any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (y) arise out of, are caused by, or are based on any untrue or alleged untrue statement of any material fact contained in any preliminary prospectus, Free Writing Prospectus or final prospectus contained in such Registration Statement, including any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (z) arise out of, or are caused by, any violation by GEC of any securities law, rule or regulation applicable to GEC and relating to action or inaction required of GEC in connection with any such registration; and (B) reimburse each such person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, costs, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of GEC (which consent shall not be unreasonably withheld, delayed or conditioned) nor shall GEC be liable to a Northern Right Capital Party, underwriter or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or an alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary prospectus, Free Writing Prospectus, final prospectus, or amendments or supplements thereto in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of any such Northern Right Capital Party, underwriter or controlling person. This indemnity shall be in addition to other indemnification arrangements to which GEC and any Northern Right Capital Party may otherwise be party.

(b)	To the full extent permitted by law, each Northern Right Capital Party requesting or joining in a registration under this Agreement, severally and not jointly, will and hereby does (A) indemnify and hold harmless GEC, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls GEC within the meaning of the Securities Act, and any underwriter (as defined in the Securities Act) for GEC, against any losses, claims, damages or liabilities, joint or several, to which GEC or any such director, officer, controlling person, or underwriter may become subject, under the Securities Act and applicable state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (x) arise out of, are caused by, or are based on any untrue or alleged untrue statement of any material fact contained in such Registration Statement, including any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (y) arise out of, are caused by, or are based on any untrue or alleged untrue statement of any material fact contained in any preliminary prospectus, Free Writing Prospectus or final prospectus contained in such Registration Statement, including any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary prospectus, Free Writing Prospectus or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Northern Right Capital Party expressly for use in such Registration Statement, preliminary prospectus, Free Writing Prospectus or final prospectus, or amendments or supplements thereto; and (B) reimburse any legal or other expenses reasonably incurred by GEC or any such director, officer, controlling person or underwriter attributable to investigating or defending any loss, claim, damage, liability or action indemnified by such Northern Right Capital Party pursuant to clause (A) above; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Northern Right Capital Party (which consent shall not be unreasonably withheld, delayed or conditioned). In no event shall the liability of any Northern Right Capital Party be greater than the dollar amount of the proceeds (net of payment of all expenses) received by such Northern Right Capital Party upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)	Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action or knowledge of a claim that would, if asserted, give rise to a claim for indemnity hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9 notify the indemnifying party in writing of the commencement thereof or knowledge thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to such parties. If prejudicial to any material extent to his, her or its ability to defend such action, the failure to notify an indemnifying party promptly of the commencement of any such action or of the knowledge of any such claim, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent so prejudiced, but the omission so to notify the indemnifying party will not relieve him, her or it of any liability that he may have to any indemnified party otherwise than under this Section 1.9. Each indemnified party shall have the right to employ separate counsel in such action, claim or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each indemnified party unless: (A) such indemnifying party has agreed to pay such expenses, (B) such indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such indemnified party or (C) such indemnified party shall have been advised in writing by counsel that either there may be one or more legal defenses available to it which are different from or in addition to those available to such indemnifying party or such Affiliate or controlling person or a conflict of interest may exist if such counsel represents such indemnified party and such indemnifying party or its Affiliate or controlling person; provided, however, that such indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel), which counsel shall be designated by such indemnified party.

(d)	The indemnifying party’s liability to any such indemnified party hereunder shall not be extinguished solely because any other indemnified party is not entitled to indemnity hereunder. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party, and will survive the transfer of any applicable securities. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to indemnification from any person who was not guilty of such fraudulent misrepresentation.

(e)	If the indemnification provided for in this Section 1.9 is for any reason, other than pursuant to the terms thereof, held to be unavailable or insufficient to an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying and indemnified parties in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault but also the relative benefits received by the indemnifying and indemnified parties from the offering of Registrable Securities. The relative benefits received by a party shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by such party bears to the total net proceeds from the offering received by all parties. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by GEC or a Northern Right Capital Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. GEC and the Northern Right Capital Parties agree that it would not be just and equitable if contribution pursuant to this Section 1.9(e) were determined by pro rata allocation or by any other method of allocation not taking into account the equitable considerations referred to above in this Section 1.9(e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 1.9(e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)	If there is a conflict between the provisions of this Section 1.9 and the form of underwriting agreement reasonably requested by any underwriter, the provisions of this Section 1.9 shall be amended or waived in order to comply with the requirements of such underwriter.

1.10	Holdback Agreements. Each Northern Right Capital Party agrees not to effect any sale or distribution (including hedging transactions) of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, including a sale pursuant to Rule 144 under the Securities Act, during such period as reasonably requested by the managing underwriter of any offering by the Company or any offering contemplated herein; provided, however, with respect to any particular registration, such period shall not extend beyond 90 days after the effective date of the registration statement relating thereto. Each Northern Right Capital Party agrees to enter into such form of agreement between it and the managing underwriter as the managing underwriter shall reasonably request to more fully set forth and to further effect the provisions of this Section 1.10.

1.11	Third Party Registration Rights. Nothing in this Agreement shall be deemed to prevent GEC from providing registration rights to any other person on such terms as GEC deems desirable in its sole discretion.

2.	REPRESENTATIONS AND WARRANTIES. The parties represent and warrant to each other that, as of the Effective Date:

2.1	Organization; Authority. Each party that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and fully perform its obligations hereunder. The execution and delivery of this Agreement by such party and performance by such party of its obligations hereunder have been duly authorized by all necessary action on the part of such party. This Agreement has been duly executed by such party, and when delivered by such party in accordance with the terms hereof, will constitute the valid and legally binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

2.2	No Conflicts. The execution, delivery and performance by such party of this Agreement and the performance by such party of its obligations hereunder will not (a) result in a violation of the organizational documents of such party, as applicable, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such party is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such party, except in the case of clauses (b) and (c), for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations hereunder.

2.3	Legal Counsel. Such party has been advised to seek legal counsel, engage a financial advisor, seek tax counsel and receive GAAP and tax advice from accountants in connection with this Agreement. Each party has relied on its own advisors and legal counsel and not on any other party to this Agreement in entering into this Agreement.

3.	MISCELLANEOUS

3.1	Additional Assurances. The parties each agree to execute, acknowledge and deliver such further instruments, and to do such other acts, as may be reasonably necessary in order to carry out the intent and purposes of this Agreement.

3.2	Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

3.3	Choice of Law. This Agreement will be governed by the laws of the State of Delaware that are applicable to contracts made in and performed solely in Delaware.

3.4	Enforcement.

(a)	Any dispute arising under, related to or otherwise involving this Agreement will be litigated in the Court of Chancery of the State of Delaware. The parties agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware, waive any objection on the basis of inconvenient forum or improper venue, and waive trial by jury. The parties do not consent to mediate any disputes before the Court of Chancery.

(b)	Notwithstanding the foregoing, if there is a determination that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any dispute arising under this Agreement, the parties agree that: (i) such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Superior Court of Delaware of and for the County of New Castle; (ii) if the Superior Court of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware of and for the County of New Castle; and (iii) if the Complex Commercial Litigation Division of the Superior Court of the State of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the United States District Court for the State of Delaware.

(c)	Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware courts in connection with any dispute arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for relief from the Delaware courts or any other court or governmental body and (iii) agrees that it will not bring any action arising under this Agreement in any court other than the Delaware courts. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)	Process may be served in the manner specified in Section 3.5, such service will be deemed effective on the date of such notice, and each party irrevocably waives any defenses or objections it may have to service in such manner.

(e)	The parties irrevocably stipulate that irreparable damage would occur if any of the provisions of this Agreement were not performed per their specific terms. Accordingly, each party will be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

3.5	Notices. All notices and other communications hereunder will be in writing in the English language and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a)	If to GEC:	c/o Great Elm Capital Group, Inc.
800 South Street, Suite 230
Waltham, MA 02453
Attention: General Counsel; with a copy

	(which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention: Michael J. Mies; and

(b)	if to Northern Right Capital:	Northern Right Capital Management, L.P.
10 Corbin Drive, 3rd Floor
Darien, CT 06820
Attention: Matthew A. Drapkin

3.6	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties. No other person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third party beneficiary hereof.

3.7	Assignment. Except as provided in this Section 3.7, no party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other party. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 3.7 will be null and void.

3.8	No Waiver. No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.9	Severability. Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

3.10	Amendment. To be valid against any party, a waiver, extension, amendment, modification or supplement of this Agreement must be in an instrument in writing signed by such party.

3.11	Term and Termination. The Northern Right Capital Party’s rights to request the registration of the Registrable Securities under this Agreement will terminate automatically once all Registrable Securities cease to be Registrable Securities.

3.12	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

3.13	Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other party. Each party need not sign the same counterpart.

3.14	Construction and Interpretation. When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified. The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning. A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement will be used in the interpretation or construction of this Agreement. Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement.

[SIGNATURE PAGES FOLLOW]

This Agreement has been duly executed and delivered as of the date first written above.

GREAT ELM CAPITAL GROUP, INC.

By:	/s/ Richard S. Chernicoff
Name:	Richard S. Chernicoff
Title:	Chief Executive Officer

NORTHERN RIGHT CAPITAL MANAGEMENT, L.P.

By: BC Advisors, LLC, its general partner

By:	/s/ Matthew A. Drapkin
Name:	Matthew A. Drapkin
Title:	Authorized Signatory

[SIGNATURE PAGE TO SHARE REGISTRATION AGREEMENT]